NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

FOR IMMEDIATE RELEASE

BROWN FAMILY CONTINUES A MULTI-YEAR TRANSITION ON BROWN-FORMAN BOARD

Louisville, KY, May 21, 2015 - Brown-Forman Corporation announced today that its Board of Directors has elected Augusta Brown Holland and Stuart R. Brown to become directors of the company, effective today. Both are fifth generation descendants of George Garvin Brown, who founded Brown-Forman in 1870. They join three other fifth generation family directors, Sandra A. Frazier, Martin S. Brown, Jr., and Geo. Garvin Brown IV, the chairman of the board. The Brown family has controlled a majority of the voting stock of the company since its founding.

The election of Augusta Brown Holland and Stuart R. Brown continues an on-going multi-year evolution of Brown family representation on the board. As part of this process, Dace Brown Stubbs, the last member of the family’s fourth generation to serve on the board, has elected not to stand for re-election at the annual stockholders’ meeting in July, after sixteen years of service as a director.

“Like so many in her generation, Dace Brown Stubbs has dedicated much of her time and energy to Brown-Forman in order to secure the long-term success and prosperity of the company, its shareholders, and its stakeholders,” said Chairman Garvin Brown. “On behalf of her fellow directors and the Brown family, I would like to offer Dace our heartfelt thanks for her sixteen years of board service, including her commitment to stay on the board for the last decade. During that time, her wisdom, engagement, and stewardship have helped ensure a smooth transition from the fourth to fifth generation.”

Paul Varga, chief executive officer of Brown-Forman, noted that “Dace thoughtfully encouraged the company to evolve its portfolio and deploy its capital with a very long-term view. Her balance and optimism in the board room were key contributors during a period of exceptional progress for Brown-Forman.”

Augusta Brown Holland is a developer and founding partner at Haystack Partners, LLC, known for its nationally acclaimed work on The Green Building in NuLu, the East Market Street District of

Louisville, KY. She earned a master’s degree in urban planning from Columbia University and a bachelor’s degree from the University of Virginia. She is also the daughter of Owsley Brown II, the company’s chief executive officer from 1993 to 2005 and chairman from 1995 until his retirement in 2007.

Stuart R. Brown is the managing partner of Typha Partners, LLC of Cambridge, MA, a private equity fund, and the president of Dendrifund, Inc., an environmental sustainability charitable foundation established by Brown-Forman. He holds a bachelor’s degree from the University of Georgia, and an MBA from Vanderbilt University. Previously, he served the company in sales and marketing roles in the 1990s. He is also the son of W.L. Lyons Brown, the company’s chief executive officer from 1975 to 1993, and chairman from 1982 until his retirement in 1995.

“As co-chairs of the Brown-Forman Brown Family Shareholders Committee, Paul and I have enjoyed working alongside Augusta and Stuart since 2007, when they joined other cousins as founding members of the Family Shareholders Committee. In that time, they have each helped build on the strong and enduring relationship between long-term shareholders and the company, work which we know they will continue to enjoy on the board,” remarked Garvin Brown.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee Honey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve. Brown-Forman’s brands are supported by nearly 4,200 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

# # #